Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

July 28, 2023

Media Contact:	Investor Contact:
Sarah Hamaker	Jardon Jaramillo
Corporate Communications	Investor Relations
Phone: 435-513-0799	Phone: 503-464-7051

Portland General Electric Announces Second Quarter 2023 Results
•Advanced strategic priorities, including making constructive progress in the 2024 GRC and procuring the 75 MW Evergreen battery energy storage system
•Second quarter results reflect robust retail deliveries growth, challenging power market conditions, prioritization of system reliability and resiliency, and execution of long-term capital investment plans
•Reaffirming 2023 adjusted earnings guidance of $2.60 to $2.75 per diluted share

PORTLAND, Ore. -- Portland General Electric Company (NYSE: POR) today reported net income based on generally accepted accounting principles (GAAP) of $39 million, or $0.39 per diluted share, for the second quarter of 2023. After adjusting for the impact of the pre-tax $6.5 million Boardman revenue requirement settlement charge, second quarter 2023 non-GAAP net income was $44 million, or $0.44 per diluted share. This compares with GAAP net income of $64 million, or $0.72 per diluted share, for the second quarter of 2022.

“We made solid progress this quarter as we navigated power cost volatility, settled remaining regulatory deferrals and advanced critical work to reduce risk,” said Maria Pope, PGE President and CEO. “Our long-term growth plan is increasingly well-established, underpinned by investments to meet growing customer needs and facilitate the clean energy transition.”

Second Quarter 2023 Compared to Second Quarter 2022
Total revenues increased, driven by higher demand from digital and semiconductor customers. Purchased power and fuel expense increased primarily due to less favorable power market conditions driven by substantial changes in regional hydro conditions. Operating and administrative expenses increased due to higher grid maintenance and resiliency costs and higher generation maintenance costs driven by significantly higher thermal operating rates. Other income increased due to gains on non-qualified benefit plan assets from improved market performance.

Company Updates
2024 General Rate Case

On February 15, 2023, PGE filed with the OPUC a General Rate Case based on a 2024 test year (2024 GRC) requesting an increase that, when including Colstrip-related adjustments through a supplemental tariff, results in an overall average increase of approximately 14% in customer prices for 2024.

Settlement discussions in the 2024 GRC have been productive and PGE and parties have arrived at several agreements in principle that would settle items related to a portion of PGE’s transmission and distribution capital request, a capital structure of 50% debt and 50% equity, several core business issues, such as the treatment of the transfer and sale of PTCs, and certain NVPC matters. Parties are preparing the respective term sheets and testimony related to the partial stipulations, which the Company expects to file with the OPUC in the third quarter. Remaining unresolved issues include cost of capital, adjustments to the PCAM, and recovery of certain other capital projects.

Regulatory review, including approval of any related stipulations, of the 2024 GRC (OPUC Docket UE 416) will continue throughout 2023, with a final order expected to be issued by the OPUC in December 2023, for new customer prices effective January 1, 2024.

2021 All-Source Request for Proposal Conclusion

On May 30, 2023, PGE reached an agreement to procure the Evergreen battery energy storage system (BESS), a new 75 megawatt facility to be located in Hillsboro, Oregon.

The Evergreen BESS, combined with the previously announced Clearwater Wind, Seaside BESS and Troutdale BESS, represent the final projects to be procured from the 2021 All-Source Request For Proposal (RFP). Additional resources necessary to meet the Company's remaining 2030 capacity need are anticipated to be procured through future acquisition processes, including, but not limited to, the 2023 All-Source RFP and future RFPs.

Resource Planning and 2023 All-Source RFP Updates

In March, PGE filed with the OPUC its first combined Integrated Resource Plan (IRP) and Clean Energy Plan (CEP), which articulates the Company’s strategy to meet the 2030, 2035, and 2040 emission reduction targets, as mandated by Oregon law, through an equitable transition to a decarbonized grid. In July, PGE filed an Addendum to the 2023 CEP and IRP with the OPUC on July 7, 2023. This addendum includes a portfolio analysis refresh. As part of the CEP and IRP refresh, PGE estimates a total resource need of approximately 3,500 to 4,500 MW of renewable energy and non-emitting capacity in order to meet the Company’s 2030 emissions reduction target. Through the 2021 All-Source RFP, PGE procured 311 MW of wind and 475 MW of capacity, leaving a remaining need to procure of approximately 2,700 to 3,700 MW.

In alignment with local and regional transmissions plans, the IRP Action Plan and CEP, PGE is evaluating options to upgrade existing transmission resources and assessing expansions of current transmission networks. Resources being pursued are intended to alleviate congestion, improve regional adequacy and reliability, enable decarbonization goals, and address growing customer demand.

Quarterly Dividend
As previously announced, on July 21, 2023, the board of directors of Portland General Electric Company approved a quarterly common stock dividend of $0.475 per share. The quarterly dividend is payable on or before October 16, 2023 to shareholders of record at the close of business on September 25, 2023.

2023 Earnings Guidance

PGE is reaffirming its estimate for full-year 2023 adjusted earnings guidance of $2.60 to $2.75 per diluted share based on the following assumptions:
•An increase in energy deliveries between 2.5% and 3%, weather adjusted;
•Normal temperatures in its utility service territory;
•Hydro conditions for the year that reflect current estimates;
•Wind generation based on five years of historical levels or forecast studies when historical data is not available;
•Normal thermal plant operations;
•Operating and maintenance expense between $695 million and $715 million which includes approximately $45 million of storm, wildfire and related deferral and other expenses that are offset in revenue and other income statement lines;
•Depreciation and amortization expense between $445 million and $465 million;

•Effective tax rate of 15% to 20%;
•Cash from operations of $525 to $575 million;
•Capital expenditures of $1,475 million; and
•Average construction work in progress balance of $570 million.

Second Quarter 2023 Earnings Call and Webcast — July 28, 2023

PGE will host a conference call with financial analysts and investors on Friday, July 28, 2023, at 11 a.m. ET. The conference call will be webcast live on the PGE website at investors.portlandgeneral.com. A webcast replay will also be available on PGE’s investor website "Events & Presentations" page beginning at 2 p.m. ET on July 28, 2023.

Maria Pope, President and CEO and Joe Trpik, Senior Vice President of Finance and CFO, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of income and comprehensive income, balance sheets and statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

Non-GAAP Financial Measures

This press release contains certain non-GAAP measures, such as adjusted earnings, adjusted EPS and adjusted earnings guidance. These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities, are infrequent in nature, or both. PGE believes that excluding the effects of these items provides a meaningful representation of the Company’s comparative earnings per share and enables investors to evaluate the Company’s ongoing operating financial performance. Management utilizes non-GAAP measures to assess the Company’s current and forecasted performance, and for communications with shareholders, analysts and investors. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP.

Items in the periods presented, which PGE believes impact the comparability of comparative earnings and do not represent ongoing operating financial performance, include the following:
•Boardman revenue requirement settlement charge associated with the year ended 2020, resulting from the OPUC’s 2022 GRC Final Order.

PGE's reconciliation of non-GAAP earnings for the three months ended June 30, 2023 is below.

Non-GAAP Earnings Reconciliation for the three months ended June 30, 2023

(Dollars in millions, except EPS)	Net Income	Diluted EPS
GAAP as reported for the three months ended June 30, 2023	$39	$0.39
Exclusion of Boardman revenue requirement settlement charge	7	0.07
Tax effect (1)	(2)	(0.02)
Non-GAAP as reported for the three months ended June 30, 2023	$44	$0.44
(1) Tax effects were determined based on the Company’s full-year blended federal and state statutory tax rate

# # #

About Portland General Electric Company

Portland General Electric (NYSE: POR) is a fully integrated energy company that generates, transmits and distributes electricity to over 900,000 customers in 51 cities across the state of Oregon. For more than 130 years, Portland General Electric (PGE) has powered the advancement of society, delivering safe, affordable, reliable and increasingly clean energy. To deliver on its strategy and meet state targets, PGE and its approximately 3,000 employees are committed to collaborating with stakeholders to achieve at least an 80% reduction in greenhouse gas emissions from power served to customers by 2030 and 100% reduction by 2040. PGE customers set the standard for prioritizing clean energy with the No. 1 voluntary renewable energy program in the country. Additionally, for the fifth year in a row, PGE was recognized by the Bloomberg Gender-Equality Index which highlights companies committed to creating a more equal and inclusive workplace. As a reflection of the company's commitment to the community it serves, in 2022, PGE employees, retirees and the PGE Foundation donated nearly $5.5 million and volunteered more than 18,000 hours with more than 400 nonprofits across Oregon. For more information visit www.PortlandGeneral.com/news.

Safe Harbor Statement

Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our estimates and assumptions as of the date of this report. The Company assumes no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors.

Forward-looking statements include statements regarding the Company's full-year earnings guidance (including expectations regarding annual retail deliveries, hydro conditions, wind generation, normal thermal plant operations, operating and maintenance expense and depreciation and amortization expense) as well as other statements containing words such as "anticipates," "based on," "believes," "conditioned upon," "considers," “could,” "estimates," "expects," “expected,” "forecast," "goals," "intends," "needs," "plans," "predicts," "projects," "promises," "seeks," "should," "subject to," "targets,“ “will likely result”, “will continue,” or similar expressions.

Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including, without limitation: the timing or outcome of various legal and regulatory actions; changing customer expectations and choices that may reduce demand for electricity; the sale of excess energy during periods of low demand or low wholesale market prices; operational risks relating to the Company's generation and battery storage facilities, including hydro conditions, wind conditions, disruption of transmission and distribution, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; delays in the supply chain and increased supply costs (including application of tariffs impacting solar module imports), failure to complete capital projects on schedule or within budget, inability to complete negotiations on contracts for capital projects, failure of counterparties to perform under agreement, or the abandonment of capital projects, which could result in the Company's inability to recover project costs, or impact our competitive position, market share, revenues and project margins in material ways; default or nonperformance of counterparties from whom PGE purchases capacity or energy, which require the purchase of replacement power and renewable attributes at increased costs; complications arising from PGE's jointly-owned plant, including ownership changes, regulatory outcomes or operational failures; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy market conditions, which could affect the availability and cost of purchased power and fuel; the development of alternative technologies; changes in capital and credit market conditions, including volatility of equity markets, reductions in demand for investment-grade commercial paper or interest rates, which could affect the access to and availability or cost of capital and result in delay or cancellation of capital projects or execution of the Company's strategic plan as currently envisioned; general economic and financial market conditions, including inflation; the effects of climate change, whether global or local in nature; unseasonable or severe weather conditions, wildfires, and other natural phenomena and natural disasters that could result in operational disruptions, unanticipated restoration costs, third party liability or that may affect energy costs or consumption; the effectiveness of PGE's risk management policies and procedures; PGE's ability to effectively implement Public Safety Power Shutoffs (PSPS) and de-energize its system in the event of heightened wildfire risk; cyber security attacks, data security breaches, physical attacks and security breaches, or other malicious acts, which could disrupt operations, require significant expenditures, or result in claims against the Company; employee workforce factors, including potential strikes, work stoppages, transitions in senior management, and the ability to recruit and retain key employees and other talent and turnover due to macroeconomic trends; PGE business activities are concentrated in one region and future performance may be affected by events and factors unique to Oregon; widespread health emergencies or outbreaks of infectious diseases such as COVID-19, which may affect our financial position, results of operations and cash flows; failure to achieve the Company's greenhouse gas emission goals or being perceived to have either failed to act responsibly with respect to the environment or effectively responded to legislative requirements concerning greenhouse gas emission reductions; political and economic conditions; and risks and uncertainties related to All-Source RFP projects, including regulatory processes, transmission capabilities, system interconnections, permitting and construction delays, legislative uncertainty, inflationary impacts, supply costs and supply chain constraints. As a result, actual results may differ materially from those projected in the forward-looking statements.

Risks and uncertainties to which the Company are subject are further discussed in the reports that the Company has filed with the United States Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov and on the Company's website, investors.portlandgeneral.com. Investors should not rely unduly on any forward-looking statements.

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Revenues, net	$646	$588	$1,391	$1,213
Alternative revenue programs, net of amortization	2	3	5	4
Total revenues	648	591	1,396	1,217
Operating expenses:
Purchased power and fuel	220	168	524	370
Generation, transmission and distribution	101	85	194	175
Administrative and other	93	84	173	173
Depreciation and amortization	113	103	224	202
Taxes other than income taxes	40	39	83	79
Total operating expenses	567	479	1,198	999
Income from operations	81	112	198	218
Interest expense, net	41	38	85	76
Other income:
Allowance for equity funds used during construction	4	3	7	6
Miscellaneous income, net	5	—	17	—
Other income, net	9	3	24	6
Income before income tax expense	49	77	137	148
Income tax expense	10	13	24	24
Net income	39	64	113	124
Other comprehensive income	1	1	1	1
Net income and Comprehensive income	$40	$65	$114	$125

Weighted-average common shares outstanding (in thousands):
Basic	97,087	89,225	94,478	89,310
Diluted	97,630	89,371	94,950	89,449

Earnings per share:
Earnings per share—basic and diluted	$0.39	$0.72	$1.19	$1.39

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$13	$165
Accounts receivable, net	310	398
Inventories	108	95
Regulatory assets—current	88	54
Other current assets	157	498
Total current assets	676	1,210
Electric utility plant, net	8,841	8,465
Regulatory assets—noncurrent	593	473
Nuclear decommissioning trust	35	39
Non-qualified benefit plan trust	36	38
Other noncurrent assets	189	234
Total assets	$10,370	$10,459

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS, continued
(Dollars in millions)
(Unaudited)

	June 30, 2023	December 31, 2022
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$227	$457
Liabilities from price risk management activities—current	98	118
Short-term debt	140	—
Current portion of long-term debt	—	260
Current portion of finance lease obligation	20	20
Accrued expenses and other current liabilities	276	641
Total current liabilities	761	1,496
Long-term debt, net of current portion	3,486	3,386
Regulatory liabilities—noncurrent	1,409	1,389
Deferred income taxes	452	439
Unfunded status of pension and postretirement plans	171	170
Liabilities from price risk management activities—noncurrent	159	75
Asset retirement obligations	263	257
Non-qualified benefit plan liabilities	79	83
Finance lease obligations, net of current portion	292	294
Other noncurrent liabilities	98	91
Total liabilities	7,170	7,680
Shareholders’ Equity:
Preferred stock, no par value, 30,000,000 shares authorized; none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common stock, no par value, 160,000,000 shares authorized; 98,863,827 and 89,283,353 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	1,647	1,249
Accumulated other comprehensive loss	(3)	(4)
Retained earnings	1,556	1,534
Total shareholders’ equity	3,200	2,779
Total liabilities and shareholders’ equity	$10,370	$10,459

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$113	$124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	224	202
Deferred income taxes	6	9
Pension and other postretirement benefits	3	7
Allowance for equity funds used during construction	(7)	(6)
Decoupling mechanism deferrals, net of amortization	(5)	(4)
Regulatory assets	(10)	(35)
Regulatory liabilities	12	9
2020 Labor Day wildfire earnings test reserve	—	15
Other non-cash income and expenses, net	28	26
Changes in working capital:
Accounts receivable, net	82	37
Inventories	(13)	(19)
Margin deposits	90	3
Accounts payable and accrued liabilities	(233)	(55)
Margin deposits from wholesale counterparties	(135)	149
Other working capital items, net	9	6
Other, net	(21)	(17)
Net cash provided by operating activities	143	451

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, continued
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from investing activities:
Capital expenditures	(573)	(345)
Sales of Nuclear decommissioning trust securities	—	3
Purchases of Nuclear decommissioning trust securities	—	(3)
Proceeds from sale of properties	2	12
Other, net	(3)	(1)
Net cash used in investing activities	(574)	(334)

Cash flows from financing activities:
Proceeds from issuance of common stock	$392	$—
Proceeds from issuance of long-term debt	100	—
Payments on long-term debt	(260)	—
Issuance of commercial paper, net	140	—
Proceeds from Pelton/Round Butte financing arrangement	—	25
Dividends paid	(84)	(77)
Repurchase of common stock	—	(18)
Other	(9)	(8)
Net cash provided by (used in) financing activities	279	(78)
(Decrease) Increase in cash and cash equivalents	(152)	39
Cash and cash equivalents, beginning of period	165	52
Cash and cash equivalents, end of period	$13	$91

Supplemental cash flow information is as follows:
Cash paid for interest, net of amounts capitalized	$70	$63
Cash paid for income taxes	16	16
Non-cash investing and financing activities:
Assets obtained under leasing arrangements	—	29

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Six Months Ended June 30,
	2023		2022
Revenues (dollars in millions):
Retail:
Residential	$641	46%	$558	46%
Commercial	393	28	346	29
Industrial	169	12	142	12
Direct Access	13	1	17	1
Subtotal Retail	1,216	87	1,063	88
Alternative revenue programs, net of amortization	5	—	4	—
Other accrued revenues, net	(3)	—	—	—
Total retail revenues	1,218	87	1,067	88
Wholesale revenues	150	11	121	10
Other operating revenues	28	2	29	2
Total revenues	$1,396	100%	$1,217	100%

Energy deliveries (MWhs in thousands):
Retail:
Residential	4,057	30%	3,940	30
Commercial	3,252	24	3,186	24
Industrial	2,211	16	1,972	15
Subtotal	9,520	70	9,098	69
Direct access:
Commercial	283	2	264	2
Industrial	866	7	854	7
Subtotal	1,149	9	1,118	9
Total retail energy deliveries	10,669	79	10,216	78
Wholesale energy deliveries	2,849	21	2,932	22
Total energy deliveries	13,518	100%	13,148	100%

Average number of retail customers:
Residential	814,187	88%	807,777	88%
Commercial	112,333	12	111,879	12
Industrial	195	—	192	—
Direct access	541	—	552	—
Total	927,256	100%	920,400	100%

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Six Months Ended June 30,
	2023		2022
Sources of energy (MWhs in thousands):
Generation:
Thermal:
Natural gas	4,520	35%	3,235	26%
Coal	1,028	8	966	8
Total thermal	5,548	43	4,201	34
Hydro	669	5	566	4
Wind	1,083	8	908	7
Total generation	7,300	56	5,675	45
Purchased power:
Hydro	2,492	19	3,564	27
Wind	476	4	445	4
Solar	539	4	329	3
Natural Gas	11	—	2	—
Waste, Wood, and Landfill Gas	81	1	79	1
Source not specified	2,023	16	2,500	20
Total purchased power	5,622	44	6,919	55
Total system load	12,922	100%	12,594	100%
Less: wholesale sales	(2,849)		(2,932)
Retail load requirement	10,073		9,662

The following table indicates the number of heating and cooling degree-days for the three and six months ended June 30, 2023 and 2022, along with 15-year averages based on weather data provided by the National Weather Service, as measured at Portland International Airport:

	Heating Degree-days			Cooling Degree-days
	2023	2022	Avg.	2023	2022	Avg.

First Quarter	1,927	1,761	1,840	—	—	—
April	404	454	371	12	—	2
May	105	242	185	87	—	23
June	45	65	73	96	75	76
Second Quarter	554	761	629	195	75	101
Year-to-date	2,481	2,522	2,469	195	75	101
Increase/(decrease) from the 15-year average	—%	2%		93%	(26)%